Exhibit 99.1

MWI Veterinary Supply, Inc. Announces Pricing of Public Offering of Common Stock

Meridian, Idaho (April 17, 2007) – MWI Veterinary Supply, Inc. (NASDAQ: MWIV) (the “Company” or “MWI”) today announced that it has priced a public offering of 2,326,493 shares of its common stock at $35.00 per share.  2,326,493 shares will be sold in the offering by certain selling stockholders.  The Company will not sell any shares in the offering, except for shares to be sold upon any exercise of the over-allotment option, discussed below.  The closing of the offering is expected to occur on April 20, 2007, subject to the satisfaction of customary closing conditions.  Piper Jaffray & Co., Banc of America Securities LLC and William Blair & Company, L.L.C. are acting as joint book running managers in this offering.  The underwriter will be granted a 30-day option to purchase an additional 348,974 shares of common stock from the Company to cover over-allotments.

The Company intends to use the net proceeds of the exercise of the over-allotment option, if any, to repay its borrowings outstanding on the revolving credit facility under its credit agreement and the remainder, if any, for general corporate purposes. The Company will not receive any proceeds from the sale of shares by the selling stockholders.

The offering and sale of all the shares will be made under the Company’s currently effective registration statement filed with the Securities and Exchange Commission.  These shares may not be sold nor may offers to buy be accepted prior to delivery of a prospectus meeting the requirements of the Securities Act of 1933. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these shares in any state in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any state.

Contact:
Mary Pat Thompson
Vice President and Chief Financial Officer
(208) 955-8930
investorrelations@mwivet.com